Exhibit 10.42

KB HOME

2010 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made on October 6, 2011 (“Award Date”) by and between KB Home, a Delaware corporation (“Company”), and Jeffrey T. Mezger (“Holder”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the KB Home 2010 Equity Incentive Plan (“Plan”).

A G R E E M E N T

1. Subject to the terms of the Plan and this Agreement, the Company hereby grants to Holder an option (“Option”) to purchase from the Company an aggregate of 365,000 shares of Common Stock, $1.00 par value per share, of the Company, at the purchase price of $6.32 per share, the Option to be exercisable as hereinafter provided. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.

2. The Option shall vest and be exercisable if Holder does not experience a Termination of Service prior to any of the applicable dates described in this Section 2 and if, and only if, the performance goal, as set forth in this Section 2, has been satisfied.

The performance goal with respect to the Option shall be that the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that one of the following three performance metrics has been achieved as of KB Home’s November 30 fiscal year end in any of 2012, 2013, and 2014 (each, a “measurement date”):

(a)	Positive Cumulative Operating Margin: The Company has achieved in any one performance period (as described in this subsection (a)) positive cumulative operating margin. Cumulative operating margin shall be calculated as the sum of the Company’s consolidated total operating income over a performance period, excluding the impact of inventory and joint venture impairments and land option contract abandonments, divided by the Company’s consolidated total revenue over the same performance period. The first performance period shall be from December 1, 2011 through November 30, 2012. The second performance period shall be from December 1, 2011 through November 30, 2013. The third performance period shall be from December 1, 2011 through November 30, 2014. The performance goal for the Award will be satisfied in full under this Agreement if and upon the Committee’s determination of the achievement in any performance period of the Positive Cumulative Operating Margin performance metric as described in this subsection (a);

(b)

Relative Operating Margin: The Company’s cumulative operating margin over a performance period is greater than the 50th percentile relative to the cumulative operating margin of the companies included in the global industry classification standard homebuilding sub-industry index on the Award Date, excluding companies that produce manufactured or prefabricated homes, companies in bankruptcy, companies that do not build homes, and companies that do not have shares of stock that trade on a national securities exchange registered with the Securities and Exchange Commission (or a successor federal agency) (each such company, a “GICS Index Comparator Company”), based on most recent data available for such GICS Index Comparator Companies as of the Company’s November 30 fiscal year end that encompasses four fiscal quarters (with respect to the first performance period), eight fiscal quarters (with respect to the second performance period) or twelve fiscal quarters (with respect to the third performance period), as the case may be for each such GICS Index Comparator Company. If any GICS Index Comparator Company after the Award Date merges, is acquired or is involved in a business combination transaction and the surviving company is a GICS Index Comparator Company, data for the surviving company shall be included in evaluating the achievement of this performance metric. If any GICS Index Comparator Company after the Award Date merges, is acquired or is involved in a business combination transaction that results in any such case in a surviving company that is not a GICS Index Comparator Company, or if any GICS Index Comparator Company is involved in a “going private” transaction, files for bankruptcy or about which data is no longer publicly available, data for any such GICS Index Comparator Company (A) to the extent available and encompassing one or more full fiscal quarterly periods for any such GICS Index Comparator Company shall be included in evaluating the achievement of this performance metric with respect to the particular performance period in which the applicable event occurs, so long as there is data available for at least one such full fiscal quarterly period ending within twelve months of the end of such performance period; and (B) shall not be included in evaluating the achievement of this performance metric for the performance period or periods (as the case may be) following the performance period in which the applicable event occurs; provided that in no event will data for any such GICS Index Comparator Company that was included in evaluating the achievement of this performance metric in any prior performance period be retroactively removed with respect to evaluating the achievement of this performance metric with respect to any such prior measurement period. The performance goal for the Award will be satisfied in full under this Agreement if and upon the Committee’s determination of the achievement in any one performance period of the Relative Operating Margin performance metric described in this subsection (b); or

(c)	Customer Satisfaction: Based on the most recently released pre-measurement date results of a third party survey, as of any one of the measurement dates, the Company’s overall average (mean) customer satisfaction rating for the markets in which the Company has active operations and which are covered by the survey is at or above 90%; provided that if no such survey is available at any applicable measurement date, this item may be measured by objective data underlying customer satisfaction, as determined by the Committee in its sole discretion. The performance goal for the Award will be satisfied in full under this Agreement if and upon the Committee’s determination of the achievement as of any one applicable measurement date of the Customer Satisfaction performance metric described in this subsection (c).

All determinations with respect to the achievement of the foregoing performance metrics shall be made by the Committee no later than ninety days after each measurement date.

If any of the three foregoing performance metrics is determined by the Committee to have been achieved at the first measurement date, one-third of the Option will vest on the date of determination and the remaining two-thirds will vest in equal installments on the second and third anniversaries of the Award Date subject to Holder not experiencing a Termination of Service prior to any such vesting dates. If none of the three foregoing performance metrics is determined by the Committee to have been achieved at the first measurement date, but at least one is determined by the Committee to have been achieved at the second measurement date, two-thirds of the Option will vest on the date of determination and the remaining one-third will vest on the third anniversary of the Award Date subject to Holder not experiencing a Termination of Service prior to any such vesting dates. If none of the three foregoing performance metrics is determined by the Committee to have been achieved at the first or at the second measurement dates, but at least one is determined by the Committee to have been achieved at the third measurement date, the Option will then vest in full on the date of determination subject to Holder not experiencing a Termination of Service prior to such date. If none of the three foregoing performance metrics is determined by the Committee to have been achieved by the third measurement date, (i) up to one half of the Option will vest if and on the date that the Committee determines that the Relative Operating Margin at the third measurement date is within at least 60% of its applicable performance metric goal (as the goal is above the 50th percentile; 60% of that goal is equal to above the 30th percentile); and (ii) up to one-half of the Option will vest if and on the date the Committee determines that Customer Satisfaction at the third measurement date is within at least 60% of its applicable performance metric goal as described above, in each case of (i) and (ii) subject to Holder not experiencing a Termination of Service prior to the third measurement date and in accordance with the following table (with performance between 60% and 100% of achievement interpolated linearly):

Performance Metric Achievement Actual % of Performance Goal Achieved	Range of Performance Option Vesting % of Eligible Award
60% -70%	25% -44%
70% -80%	44% -63%
80% -90%	63% -81%
90% -100%	81% to 100%

If none of the three performance metrics as described in this Section 2 have been achieved (whether in full or at an applicable qualifying 60% threshold level at the third measurement date), notwithstanding any other provision of this Agreement (including without limitation Section 3 below), the Option shall not vest or become exercisable and Holder shall immediately forfeit all rights, title and interests in and to any portion of the Option.

3. Without limiting the generality of Section 1 above, it is understood and agreed that the Option is subject to the following additional terms and conditions and to the terms and conditions of the Plan:

(a) 100% of the Option will vest and become immediately exercisable, and the performance goal in Section 2 above shall be deemed satisfied in full, upon Holder’s Retirement. “Retirement” means severance from employment with the Company and its Affiliates for any reason other than a leave of absence, termination for cause, death or disability, at such time as the sum of Holder’s age and years of service with the Company and its Affiliates equals at least 65 or more, provided that Holder is then at least 55 years of age. The Company shall have the sole right to determine whether Holder’s severance from employment constitutes a Retirement.

(b) The Committee, in its discretion, may deem the performance goal in Section 2 above to be satisfied and accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the limitations on acceleration of vesting set forth in the Plan. If and to the extent so accelerated, the applicable balance of the Option shall vest as of the date or upon the occurrence of the condition specified by the Committee.

(c) The Option, to the extent vested, shall in any event cease to be exercisable and shall expire and terminate to the extent not exercised on the earlier of (1) the close of business on October 6, 2021; (2) ninety calendar days after Holder’s Termination of Service for any reason other than for cause (as determined by the Company) or Retirement; (3) the date specified in subsection (c)(1) of this Section 3 in the event of Holder’s Retirement, or (4) five calendar days after the date of Holder’s Termination of Service if for cause (as determined by the Company). Notwithstanding the foregoing, in the event of the death or disability of Holder, the performance goal in Section 2 shall be deemed satisfied in full, Holder shall be credited with one additional year of service vesting, and the Option (to the extent vested based on Holder’s service and the additional credited year of service vesting at the time of Holder’s disability or death) will terminate on the earlier of (x) one year from the date of disability or death or (y) the date specified in subsection(c)(1) of this Section 3.

(d) The Option may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan.

(e) Holder shall have none of the rights of a stockholder of the Company with respect to shares of Common Stock subject to the Option unless and until Holder becomes the record owner of such shares following exercise of the Option in accordance with the terms of this Agreement.

4. Any exercise of the vested Option shall be made by giving the Company written or electronic notice of exercise specifying the number of shares to be purchased. The notice of exercise shall be accompanied by any additional documents required under the Plan and by full payment of the purchase price and any applicable withholding taxes. Payment may be made by (a) cash or check, (b) shares of Common Stock owned by Holder (which are not the subject of any pledge or other security interest) having a Fair Market Value (as defined in the Plan) on the date of delivery equal to the aggregate payment required, or (c) delivery of a written or electronic notice that Holder has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payment required (so long as payment of such net proceeds is then made to the Company upon settlement of such sale); provided that Holder may elect to have the Company withhold shares otherwise issuable upon exercise of the Option in satisfaction of any applicable tax withholding obligation.

5. Neither the execution and delivery hereof nor the granting of the Option shall confer upon Holder any right to be employed or engaged in any capacity by the Company or any Affiliate, or to continue in such employment or engagement, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge Holder at any time.

6. The Option is subject to all of the terms and conditions of the Plan, including without limitation, any terms, rules, or determinations made by the Committee pursuant to its authority under the Plan and Plan provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.

7. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Holder or other subsequent transfers by Holder of any shares of Common Stock issued to Holder as a result of the exercise of this Option, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company’s stock, (c) stock ownership or holding requirements and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

8. Any notice given hereunder to the Company shall be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to Holder shall be addressed to Holder at Holder’s address as shown on the records of the Company.

9. Holder agrees to be bound by the terms and conditions of this Agreement and of the Plan and that in the event of any conflict in terms between this Agreement and the terms of the Plan, the terms of the Plan shall prevail.

10. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement and the grant of the Option evidenced hereby shall be subject to rescission by the Company if an executed original of this Agreement is not received by the Company within four weeks of the Award Date.

11. The Option is intended to be exempt from the requirements of Section 409A of the Code, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary in the Plan or in this Agreement, Holder agrees that Holder shall be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on Holder or for Holder’s account in connection with the Option (including without limitation any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify or otherwise hold Holder harmless from any or all of such taxes, interest or penalties.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Holder have executed this Agreement as of the day and year first above written.

KB HOME

By:	/S/ THOMAS F. NORTON
Thomas F. Norton
Senior Vice President, Human Resources

HOLDER:

By:	/S/ JEFFREY T. MEZGER
Jeffrey T. Mezger

Date: 10-27-2011